EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS 7.1 PERCENT INCREASE IN FIRST

QUARTER FY2016 ADJUSTED DILUTED E.P.S.

DURANGO, Colorado (July 14, 2015) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the quarter ended May 31, 2015 (“the first quarter of FY2016”). The Company franchises and operates gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products. U-Swirl, Inc. (OTCQB: SWRL) (“U-Swirl”), a subsidiary in which the Company owns a controlling interest, franchises and operates self-serve frozen yogurt cafés. The Company will host an investor conference call today at 4:15 p.m. Eastern Daylight Time to discuss its operating results for the first quarter of FY2016 and other topics of interest (see details below).

FIRST QUARTER HIGHLIGHTS

●

Revenue increased 0.4 percent to approximately $10.4 million in the first quarter of FY2016, compared with revenue of approximately $10.3 million in the first quarter of FY2015. Same-store sales for all franchised stores and cafés in operation decreased 1.1 percent during the most recent quarter, when compared with prior-year levels. Same-store pounds of product purchased from the Company’s factory by franchisees and co-branded licensees declined 1.0 percent in the first quarter of FY2016 when compared with the first quarter of FY2015.

●

Net income attributable to RMCF shareholders increased 7.3 percent to $763,000, or $0.13 per basic and $0.12 per diluted share, in the first quarter of FY2016, versus net income attributable to RMCF shareholders of $711,000, or $0.12 per basic and $0.11 per diluted share, in the first quarter of FY2015.

●

Adjusted net income, a non-GAAP measure defined later in this release, increased slightly to $926,000 in the first quarter of FY2016, compared with $924,000 in the first quarter of FY2015. Non-GAAP adjusted diluted earnings per share rose 7.1 percent to $0.15 per share in the most recent quarter, compared with $0.14 per share in the first quarter of the prior year.

●	Adjusted EBITDA, a non-GAAP measure defined later in this release, decreased 2.1 percent to $2,097,000 in the most recent quarter, versus $2,142,000 in the first quarter of FY2015.

●

Factory sales increased 7.7 percent in the first quarter of FY2016, primarily due to a 32.5 percent increase in product shipments to customers outside the Company’s network of franchised retail stores. Factory gross margin narrowed to 25.6 percent of factory sales in the most recent quarter, from 28.8 percent a year earlier, due to higher costs for certain materials and a shift in product and customer mix in the first quarter of FY2016 when compared with the first quarter of FY2015.

●

Retail sales declined 28.7 percent in the first quarter of FY2016 relative to the first quarter of FY2015, primarily due to the sale and/or closure of certain Company-owned locations. Retail gross margin improved to 67.7 percent of retail sales in the first quarter of FY2016, versus 67.1 percent in the first quarter of FY2015. Same-store sales at Company-owned stores and cafés decreased 3.4 percent when compared with the first quarter of the previous fiscal year.

●	Royalty and marketing fees declined 2.3 percent, primarily due to a 9.0 percent decrease in the number of franchised stores and cafés in operation and lower same-store sales recorded by U-Swirl.

●

Franchise fees increased 371 percent, primarily due to fees associated with the license agreements for the development and franchising of CherryBerry self-serve frozen yogurt stores in the Canadian province of Ontario being recognized in the first quarter of FY2016 and no international license fees being recognized in the first quarter of FY2015.

●	Operating income increased 4.8 percent to $1,411,000 in the first quarter of FY2016, compared with operating income of $1,347,000 in the first quarter of FY2015.

●

The Company’s franchisees and licensees opened 1 domestic Rocky Mountain Chocolate Factory store, 3 international licensed stores, and 4 co-branded Cold Stone Creamery stores during the first quarter of FY2016. U-Swirl franchisees opened 3 self-serve frozen yogurt cafés during the first quarter of FY2016.

●

U-Swirl acquired the franchise rights of Let’s Yo!, LLC, a franchisor of 12 self-serve frozen yogurt stores primarily in the northeastern U.S. U-Swirl also announced the signing of master licensing agreements for its CherryBerry frozen yogurt brand in the Canadian Province of Ontario in April 2015.

●

The Company repurchased approximately 76,000 shares of its common stock at an average price of $13.62 per share during the first quarter of FY2016. On May 19, 2015, the Board of Directors reauthorized the Company’s stock buyback program with a new ceiling of $3 million on the amount that can be committed to the repurchase of its common stock in the open market or in private transactions when deemed appropriate by management.

●	On June 12, 2015, the Company paid its 48th consecutive quarterly cash dividend to shareholders, in the amount of $0.12 per share.

MANAGEMENT COMMENTS

“We are pleased to report modest gains in GAAP and adjusted non-GAAP net income for the first quarter of FY2016, which was challenged by lower factory adjusted gross margin due to higher raw materials costs, a reduction in royalties and marketing fees due to the closure of certain underperforming stores, increased franchise support costs at U-Swirl, and a higher effective income tax rate,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of the Company.

“While same-store sales at U-Swirl declined as expected, reflecting retail overcapacity in the self-serve frozen yogurt market, our franchised Rocky Mountain Chocolate Factory stores recorded a 1.3 percent increase in same-store sales, representing the 4th consecutive quarterly improvement in same-store sales in that business segment,” continued Merryman. “Our Rocky Mountain Chocolate Factory subsidiary continued to enjoy healthy growth in sales to customers outside its network of franchised and licensed stores, with sales into such specialty markets rising 32.5 percent in the most recent quarter when compared with the prior-year period.”

“U-Swirl continued to lay the groundwork for additional industry consolidation by acquiring the franchise rights of Let’s Yo!, LLC, a franchisor of self-serve frozen yogurt cafés with a focus on the northeastern U.S. However, management’s primary emphasis in the frozen yogurt business segment continues to revolve around the elimination of duplicative activities and employment positions, and the realization of purchasing and other efficiencies that become available as we realize economies of scale through our industry consolidation strategy. U-Swirl’s future international growth will benefit from the signing of Master Licensing Agreements during the past two quarters for CherryBerry stores in the Canadian provinces of Ontario and British Columbia. We are optimistic that U-Swirl’s financial performance will improve as we move into the seasonally-strong second and third quarters of the fiscal year.”

“Our already strong financial condition continued to improve in the first quarter of FY2016. We reduced our total outstanding debt, invested just over $1 million to repurchase approximately 76,000 shares of common stock, paid $721,500 in cash dividends, and still ended the quarter with $8.4 million of cash in the bank. On May 19, 2015, our Board of Directors reset the stock buyback program by authorizing management to repurchase up to another $3 million worth of common stock in the open market or in private transactions,” concluded Merryman.

FIRST QUARTER OPERATING RESULTS

Total revenue increased to approximately $10.4 million during the first quarter of FY2016, compared with approximately $10.3 million in revenue during the first quarter of FY2015. The increase was attributable to higher factory sales and increased franchise fees, mostly offset by lower retail sales and a modest decline in royalty and marketing fees.

Same-store sales at the Company’s domestic franchised Rocky Mountain Chocolate Factory store locations increased 1.3 percent, representing the 4th consecutive quarter of higher same-store sales at this subsidiary. U-Swirl recorded a 4.2 percent decline in same-store sales in the most recent quarter, which management believes reflects the impact of store overcapacity within the self-serve frozen yogurt market.

Total factory sales increased 7.7 percent to approximately $6.3 million in the first quarter of FY2016, due primarily to a 32.5 percent increase in shipments of product to customers outside the Company’s network of franchised retail locations. The increase in specialty customer sales was partially offset by a 5.7 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation and a 1.0 percent decrease in same-store pounds purchased by franchised and licensed stores. Factory adjusted gross margin declined 320 basis points to 25.6 percent of factory sales in the most recent quarter, versus 28.8 percent a year earlier. The decrease in factory adjusted gross margin was due primarily to increased costs of certain raw materials and a shift in product and customer mix in the first quarter of FY2016 when compared with the first quarter of FY2015.

Retail sales declined 28.7 percent to approximately $1.4 million in the first quarter of FY2016, relative to approximately $2.0 million in the first quarter of FY2015. The decrease was primarily due to the sale of certain Company-owned locations and the closure of an underperforming Company-owned location. Same-store sales at all Company-owned stores and cafés decreased 3.4 percent when compared with the first quarter of FY2015. Retail gross margin increased to 67.7 percent of retail sales in the first quarter of FY2016, from 67.1 percent of retail sales in the first quarter of FY2015.

Royalties and marketing fees declined 2.3 percent to approximately $2.36 million in the first quarter of FY2016, compared with approximately $2.41 million in the first quarter of FY2015, primarily due to a 9.0 percent decrease in the average number of franchise stores and cafés in operation, and lower same-store sales at U-Swirl. During the first quarter of FY2016, Rocky Mountain Chocolate Factory franchisees and licensees opened 1 new domestic store, 4 new co-branded Cold Stone Creamery stores and 3 international stores. U-Swirl franchisees opened 3 new stores during the same period. Complete lists of stores are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees rose 371 percent to approximately $270,600 in the first quarter of FY2016, versus approximately $57,400 in the first quarter of FY2015, primarily due to the recognition of fees associated with the license agreements for the development and franchising of CherryBerry frozen yogurt stores in the Canadian province of Ontario in the first quarter of FY2016.

Income from operations increased 4.8 percent in the first quarter of FY2016 to approximately $1.4 million, compared with approximately $1.3 million in the first quarter of FY2015. The improvement in operating income was primarily due to higher franchise fees, a reduction in general and administrative (“G&A”) expenses that resulted from the reorganization of U-Swirl in the prior year and the associated focus on the reduction of duplicative G&A costs, lower retail operating costs due to a reduction in the number of Company-owned units in operation as a result of the sale of certain Company-owned units and the closure of a underperforming Company-owned unit, and the absence of $124,551 in restructuring and acquisition-related charges that penalized operating results in the first quarter of FY2015. These favorable factors were partially offset by lower factory gross margins and higher franchise costs associated with supporting U-Swirl franchise units.

Interest expense, net of interest income, declined slightly to $45,252 in the most recent quarter, compared with interest expense, net of interest income, of $48,824 in the year-earlier quarter.

Pretax income rose 5.2 percent to $1,366,000 in the first quarter of FY2016, versus $1,298,000 in the first quarter of FY2015. The Company’s effective income tax rate in the first quarter of FY2016 was 31.7 percent, which represented an increase of 3.9 percentage points when compared with an effective rate of 27.8 percent in the first quarter of FY2015. The increase in effective tax rate was primarily due to the fact that no income tax expense was recognized on U-Swirl’s pretax income in the first quarter of FY2015, whereas income tax expense was recognized on U-Swirl’s pretax income in the first quarter of FY2016.

Consolidated net income, before adjusting for the net income attributable to non-controlling interest, was largely unchanged at $933,359 in the first quarter of FY2016, compared with $937,272 in the first quarter of FY2015.

Net income attributable to RMCF shareholders (after deducting net income attributable to non-controlling interest) increased 7.3 percent to $762,959, or $0.13 per basic and $0.12 per diluted share, in the first quarter of FY2016, compared with net income attributable to RMCF shareholders of $711,334, or $0.12 per basic and $0.11 per diluted share, in the first quarter of FY2015.

U-Swirl recorded net income of $279,344 in the first quarter of FY2016, compared with net income of $376,563 in the first quarter of FY2015.

Adjusted net income (a non-GAAP financial measure defined later in this release) for the first quarter of FY2016 improved slightly to $926,000, or $0.15 per diluted share, compared with $924,000, or $0.14 per diluted share, in the first quarter of FY2015.

Adjusted EBITDA (a non-GAAP financial measure defined later in this release) decreased 1.2 percent in the first quarter of FY2016 to $2,097,000, versus $2,142,000 in the first quarter of FY2015.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges, and acquisition-related costs to GAAP income from operations.

Adjusted net income, a non-GAAP financial measure, is computed by adding equity compensation expenses, impairment charges, restructuring charges and acquisition-related costs to GAAP net income and deducting the net fair value adjustment related to the convertible note between RMCF and SWRL from GAAP net income. These figures are adjusted to reflect a federal and state statutory tax rate of 37 percent. Adjusted diluted earnings per share is calculated by dividing adjusted net income by GAAP diluted weighted-average common shares outstanding for the applicable period.

Factory adjusted gross margin, a non-GAAP financial measure, is equal to factory gross margin minus depreciation and amortization expense.

These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. The Company believes that the non-GAAP financial measures presented provide additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. The Company believes that adjusted EBITDA, adjusted net income, adjusted diluted earnings per share and factory adjusted gross margin are useful to investors because they provide a measure of operating performance and its ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, the Company uses adjusted EBITDA, adjusted net income, adjusted diluted earnings per share and factory adjusted gross margin as measures of performance only in conjunction with GAAP measures of performance such as income from operations, net income and factory gross margin.

Cash Dividends

On June 12, 2015, the Company paid its 48th consecutive quarterly cash dividend, in the amount of $0.12 per share, to shareholders of record on June 2, 2015.

Investor Conference Call

The Company will host an investor conference call today, July 14, 2015, at 4:15 p.m. Eastern Time (EDT), to discuss its operating results for the first quarter of FY2016, along with other topics of interest. To participate in the conference call, please dial 1-877-374-8416 (international and local participants dial 412-317-6716) approximately five minutes prior to 4:15 p.m. EDT on July 14, 2015 and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call.”

A replay of the conference call will be available one hour after completion of the call until Tuesday, July 21, 2015 at 5:00 p.m. EDT by dialing 877-344-7529 (international and local participants dial 412-317-0088) and entering the conference I.D.# 10068413.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF), headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s subsidiary, U-Swirl, Inc. (OTCQB: SWRL), franchises and operates self-serve frozen yogurt stores.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties. The nature of our operations and the environment in which we operate subject us to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. Factors which could cause actual results to differ include, without limitation, changes in the confectionery business environment, seasonality, consumer interest in the Company’s products, general economic conditions, the success of U-Swirl, receptiveness of our products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding strategy, the success of international expansion efforts, the effect of government regulations and other risks. For a detailed discussion of the risks and uncertainties that may cause the Company’s actual results to differ from the forward-looking statements contained herein, please see the “Risk Factors” contained in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended February 28, 2015. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. These forward-looking statements apply only as of the date of this press release. As such they should not be unduly relied upon for more current circumstances. Except as required by law, we undertake no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date hereof or those that might reflect the occurrence of unanticipated events.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc. (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	May 31, 2015	May 31, 2015
United States
Rocky Mountain Chocolate Factory
Franchise Stores	1	198
Company-Owned Stores	0	4
Cold Stone Creamery	4	72
International License Stores	3	74
U-Swirl, Inc.
Franchise Stores	3	243
Company-Owned Stores	0	9
International License Stores	0	8
Total	11	608

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	May 31, 2015	February 28, 2015
Current Assets	$17,083	$17,658
Total Assets	$33,292	$34,138
Current Liabilities	$8,265	$8,287
Stockholder's Equity	$19,254	$19,738

Interim Unaudited

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended May 31,		Three Months Ended May 31,
	2015	2014	2015	2014
Revenues
Factory sales	$6,324	$5,870	61.0%	56.9%
Royalty and marketing fees	2,357	2,414	22.7%	23.4%
Franchise fees	271	57	2.6%	0.6%
Retail sales	1,412	1,981	13.6%	19.2%
Total Revenues	10,364	10,322	100.0%	100.0%

Costs and expenses
Cost of sales	5,164	4,833	49.8%	46.8%
Franchise costs	604	546	5.8%	5.3%
Sales and marketing	636	646	6.1%	6.3%
General and administrative	1,329	1,411	12.8%	13.7%
Retail operating	855	1,040	8.2%	10.1%
Depreciation and amortization	365	374	3.5%	3.6%
Restructuring and acquisition related charges	-	125	0.0%	1.2%
Total Costs and Expenses	8,953	8,975	86.4%	87.0%

Income from operations	1,411	1,347	13.6%	13.0%

Other income (expense)
Interest expense	(59)	(61)	-0.6%	-0.6%
Interest income	14	12	0.1%	0.1%
Investment gain	-	-	0.0%	0.0%
Other, net	(45)	(49)	-0.4%	-0.5%

Income before income taxes	1,366	1,298	13.2%	12.6%

Provision for income taxes	433	361	4.2%	3.5%

Consolidated Net income	933	937	9.0%	9.1%

Less: Net (loss) income attributable to non-controlling interest	170	226	1.6%	2.2%

Net income attributable to RMCF	$763	$711	7.4%	6.9%

Basic Earnings Per Common Share	$0.13	$0.12
Diluted Earnings Per Common Share	$0.12	$0.11

Weighted Average Common Shares Outstanding	5,979,559	6,159,086

Dilutive Effect of Employee Stock Options	235,431	329,192

Weighted Average Common Shares Outstanding, Assuming Dilution	6,214,990	6,488,278

GAAP RECONCILIATION

ADJUSTED EBITDA

(in thousands)

	Three Months Ended May 31,		Change
	2015	2014
GAAP: Income from Operations	$1,411	$1,347	4.8%
Depreciation and Amortization	365	374
Equity Compensation Expense	321	296
Impairment and Restructuring	-	125
Non-GAAP, adjusted EBITDA	$2,097	$2,142	-2.1%

GAAP RECONCILIATION

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

(in thousands, except share and per share data)

	Three Months Ended May 31,		Change
	2015	2014
GAAP: Net Income	$763	$711	7.3%
Income tax adjustment to Statutory Rate of 37%	(72)	(119)
Equity Compensation Expense	202	186
Impairment and Restructuring	-	79
Net expense (gain) on derivative fair value	33	67
Non-GAAP, adjusted Net Income	$926	$924	0.2%

Non-GAAP, adjusted Diluted Earnings Per Share	$0.15	$0.14	7.1%